Exhibit 99.1

ASP Isotopes Inc. Announces Closing of Initial Public Offering and Nasdaq Listing

ASP Isotopes Inc. (“ASPI” or the “Company”) (Nasdaq:ASPI), an advanced materials company dedicated to the development of technology and processes that will allow for the production of isotopes that may be used in several industries, today announced the closing of its initial public offering of 1,250,000 shares of its common stock at a public offering price of $4.00 per share, for aggregate gross proceeds of approximately $5.0 million before deducting underwriting discounts, commissions, and other offering expenses.

The shares began trading on the Nasdaq Capital Market LLC on November 10, 2022, under the ticker symbol “ASPI.”

The Company intends to use the net proceeds of the offering for the completion of its Molybdenum enrichment facility in Pretoria, South Africa and other general corporate purposes.

Revere Securities LLC is acted as sole book-running manager for the offering

A registration statement on Form S-1 (File No. 333-267392), is filed with the Securities and Exchange Commission (“SEC”) and was declared effective on November 9, 2022. The final prospectus relating to the offering is available on the SEC’s website at http://www.sec.gov . Electronic copies of the final prospectus relating to this offering are also available, from: Revere Securities LLC, 650 5th Ave, New York, NY 10019, United States.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ASP Isotopes Inc.

ASPI is an advanced materials company dedicated to the development of technology and processes that will allow for the production of isotopes that may be used in several industries. We have an exclusive license to use proprietary technology, the Aerodynamic Separation Process (“ASP technology”) for the production, distribution, marketing and sale of all isotopes.

Our initial focus is on the production and commercialization of enriched Molybdenum-100 (“Mo-100”), and are constructing a first commercial-scale Mo-100 enrichment plant located in South Africa. We believe that the Mo-100 we may develop using the ASP technology has significant potential advantages for use in the preparation of nuclear imaging agents by radiopharmacies and others in the medical industry.

We may also seek to use the ASP technology to separate Silicon-28, which we believe has potential application in the quantum computing target end market, and Carbon-14, which we believe has potential application in the pharma/agrochemical target end market. In addition, we are considering future development of the ASP technology for the separation of Zinc-68, Ytterbium-176, Zinc-67, Nickel-64 and Xenon-136 for potential use in the healthcare target end market, and Uranium-235, Chlorine -37 and Lithium-6 for potential use in the nuclear energy target end market.

We were incorporated in Delaware in September 2021. Our principal executive offices are located at 433 Plaza Real, Suite 275, Boca Raton, Florida 33432, and our telephone number is (561) 709-3034. Our website address is www.aspisotopes.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Robert Ainscow – Chief Financial Officer
ir@aspisotopes.com

Dave Gentry – RedChip
dave@redchip.com